Paul, Hastings, Janofsky & Walker LLP
                             515 South Flower Street
                          Los Angeles, California 90071
                            Telephone (213) 683-6000


January 27, 2006

CNI Charter Funds
400 North Roxbury Drive
Beverly Hills, California 90210

Re: CNI Charter Funds (the "Trust")

Ladies and Gentlemen:

We hereby consent to the continued use in Post-Effective Amendment No. 29 to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission of (i) our opinion given on February 29, 2000 respecting the legality of the shares of beneficial interest for the CNI Charter Prime Money Market Fund, the CNI Charter Government Money Market Fund, the CNI Charter California Tax Exempt Money Fund, the CNI Charter Large Cap Growth Equity Fund, the CNI Charter Large Cap Value Equity Fund, the CNI Charter Corporate Bond Fund, the CNI Charter Government Bond Fund, the CNI Charter California Tax Exempt Bond Fund and the CNI Charter High Yield Bond Fund series of the Trust,
(ii) our opinion given on August 25, 2000 respecting the legality of the shares of beneficial interest of the CNI Charter Technology Growth Fund series of the Trust (iii) our opinion given on August 2, 2001 respecting the legality of the shares of beneficial interest of the RCB Small Cap Value Fund series of the Trust and (iv) our opinion given on August 22, 2005 respecting the legality of shares of beneficial interest for the AHA Limited Maturity Fixed Income Fund, the AHA Full Maturity Fixed Income Fund, the AHA Balanced Fund, the AHA Diversified Equity Fund and the AHA Socially Responsible Equity Fund series of the Trust. We also consent to the reference to our firm in Part B of the Registration Statement under the heading "Legal Counsel".

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP